                                                                    EXHIBIT 99.1

  [LOGO]                                                                 [LOGO]
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FOR IMMEDIATE RELEASE


                 TICKETMASTER ONLINE-CITYSEARCH, INC. ANNOUNCES
                         RECORD SECOND QUARTER RESULTS;
                        ACCELERATES PATH TO PROFITABILITY

                         REVENUES UP 141% YEAR OVER YEAR
                     EBITDA LOSS DECREASES 39% FROM Q1 2000
        LAUNCHES CS21 CITY GUIDE INITIATIVE TO LEVERAGE NATIONAL NETWORK

Pasadena, CA - July 25, 2000 - Ticketmaster Online-Citysearch, Inc. (NASDAQ:
TMCS) today announced record financial results for the second quarter of 2000. The Company also announced its CS21 city guide initiative designed for TMCS to achieve cash breakeven more quickly than previously expected.

Revenues in the second quarter of 2000 increased 141% over the comparable year-ago period and 32% compared to Q1 2000 to $61.4 million, driven by a 125% increase in online ticketing revenues, a 160% increase in city guide and related revenues and a 265% increase in sponsorship and advertising over the year-ago period. The EBITDA loss in the second quarter of 2000 was $6.7 million, compared to an EBITDA loss of $9.2 million in the year ago quarter, and also reflected a $4.2 million improvement over the EBITDA loss in the first quarter of 2000. Cash EPS (earnings per share excluding goodwill and losses in unconsolidated affiliates) was $(0.11) per share compared with $(0.13) in the year ago quarter.

FINANCIAL RESULTS
Ticketmaster Online-Citysearch reported the following:


                                             Three Months Ended                          Six Months Ended
                                                  June 30,                                   June 30,
                               --------------------------------------------------------------------------------------
$ IN THOUSANDS                       2000            1999           Change         2000         1999        Change
                               --------------------------------------------------------------------------------------
Revenues
  Ticketing Operations               $40,048        $17,792           125%       $ 68,680     $ 27,178       153%
  City Guide & Related                17,053          6,559           160%         31,431       12,112       160%
  Sponsorship & Advertising            4,300          1,177           265%          7,810        2,209       254%
                               --------------------------------------------------------------------------------------
Total                                $61,401        $25,528           141%       $107,921     $ 41,499       160%
                               --------------------------------------------------------------------------------------
EBITDA                               $(6,673)       $(9,190)           27%       $(17,536)    $(15,223)      (15)%
                               --------------------------------------------------------------------------------------


"Every line of our business grew significantly during the quarter, which demonstrates the overall strength and scalability of our business model," said John Pleasants, Chief Executive Officer of Ticketmaster Online-Citysearch. "These results indicate that we continue to execute on our vision of being the leading online network to help people make the most of their cities."

The Company also launched CS21, a major new initiative to position TMCS' already leading city guide operation for the 21st century. Beginning in the third quarter, CS21 will relaunch the Citysearch city guides with expanded content, new technologies and functionality, and new customer products and sales approaches, all made possible by Citysearch's growth and presence as a national network. In 1999, the Company increased its domestic city guides from 7 to 70 through internal expansion and the acquisition of the Microsoft Sidewalk city guides. Reaping the benefits of national scale, the Company will re-align its sales force and certain support operations to capitalize on these opportunities, resulting in the reduction of approximately 150 Citysearch field personnel, representing approximately 11% of the Company's total workforce of 1,375. The Company estimates that the annual pro forma savings of such reductions will be approximately $7 million, and that it will incur approximately $1 million in severance and related costs to implement such changes in the third quarter of 2000.

"The CS21 initiative allows us to take the next step in executing our vision by moving the user experience to the next level, refocusing our sales approaches to reflect our scale, and capturing attendant operating efficiencies. As a result of the strength of our business and the opportunities available through this initiative, we now believe we will break even on a cash earnings basis sooner than previously anticipated, " said Pleasants.

AUDIENCE AND TRAFFIC HIGHLIGHTS

Total network traffic grew significantly during the quarter to an estimated 800 million page views, an increase of 153% from the year ago quarter. According to Media Metrix (Digital Media Universe), TMCS' combined reach among home and work users increased to 9.1% in June, up from 6.6% in the year ago comparable period, and unique users grew to 7.2 million in the June period, an increase of 76% from the year ago comparable period. In commerce, PC Data Online reported that ticketmaster.com was the #2 e-tailer among US home users in June 2000.

"These substantial increases in audience demonstrate both the increasing importance of local information and transactions as the mass market Internet user has emerged, as well as TMCS' strong leadership position in this segment," said Charles Conn, Chairman of Ticketmaster Online-Citysearch.

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TICKETING & TRANSACTIONS

Ticketing revenue increased 125% to $40.0 million in the second quarter of 2000 from $17.8 million in the second quarter of 1999. In the quarter, gross transaction value on ticketmaster.com was approximately $247 million. Ticketmaster.com sold more than 5.4 million tickets in the quarter, representing 25.8% of the total tickets sold by Ticketmaster Corporation within the United States, United Kingdom and Canada. The average convenience and handling charge on ticketmaster.com in the second quarter of 2000 was $7.08 per ticket.

During the quarter, the Company acquired TicketWeb, strengthening its presence in the small and medium sized venue market. With 2b Technology, operator of the Museum Ticketing Network which the Company acquired earlier in the year, and through its ongoing relationship with Ticketmaster Corporation, the Company now offers a complete range of ticketing solutions to clients of all sizes. In the second quarter period, TicketWeb, which the company acquired on May 26, 2000, and 2b Technology sold more than 500,000 tickets. During the quarter these companies added clients such as the Chicago Shakespeare Theatre, the Mystic Seaport, and the JFK Library & Museum, adding to a client base that includes the Louvre Museum, the Guggenheim Museum and Beach Blanket Babylon of San Francisco.

"The U.S. Commerce Department estimated the overall ticketing and admissions market at $23 billion in 1997. We see strong growth potential as we penetrate new ticketing market segments, expand internationally, and introduce new products and technologies such as the pilot of a dynamic pricing model we are conducting in connection with the Seattle Mariners," said Tom Stockham, President of ticketmaster.com. In the quarter ticketmaster.com also launched a pilot print-at-home program in conjunction with the House of Blues.


CITY GUIDE & RELATED

City Guide and Related revenue increased 160% to $17.1 million in Q2 2000 from $6.6 million in the comparable year-ago period. City guide traffic increased 153% since the second quarter last year, and in the Company's original seven owned and operated markets traffic increased 75% over the comparable year-ago period. On a combined network basis TMCS' reach exceeded 10% in more than 20 individual markets in the first quarter of 2000. "Traffic growth and financial performance in our city guide operations continue to indicate that our unique combination of deep local content and `get it done' transactions is being embraced by both users and advertising customers. That momentum, our financial results and the CS21 initiative all give us great confidence about our ability to continue to be the leading city guide network," said Steven Trepp, President of Citysearch.

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The second quarter of 2000 also benefited from growing traffic and subscription fee revenue from the Company's personals operation. Media Metrix reported that TMCS' combined personals sites had approximately 1.5 million unique users in June, an increase of 46% from the same period of 1999. The combined sites have more than 7.8 million user registrations, more than 1.2 million active users, and over 150,000 affiliate sites that drive traffic to them.


SPONSORSHIPS AND ADVERTISING

In the second quarter, revenue in the Sponsorships and Advertising category increased 265% to $4.3 million from $1.2 million in the comparable year-ago period. Revenue benefited from the addition of new advertisers such as Taco Bell, Mercedes and the Mandalay Bay Resort.


WIRELESS SERVICES

The Company continues to broaden the distribution of its content and transaction capabilities across wireless and other handheld devices. TMCS recently announced agreements with both Verizon Wireless and AT&T Wireless Services to offer their respective customers access to TMCS' content and transaction capability. Verizon Wireless is the country's largest wireless communications provider in the United States with a customer base of 25 million. AT&T will offer TMCS content and transactions to AT&T Digital PocketNet-SM- customers. Together they represent approximately 40% of the mobile market.


CS21 CITY GUIDE INITIATIVE

The CS21 city guide initiative includes the introduction of the next generation of the city guide service and leverages the company's national footprint to increase revenue opportunities and capture efficiencies.

Key elements of the CS21 initiative include:


NEXT GENERATION PRODUCTS AND EXPANDED LOCAL CONTENT

LAUNCH OF NEXT GENERATION PRODUCT - Over the course of the third and fourth quarters of this year, Citysearch will launch its next generation city guide product with significantly enhanced features. The new product will offer deeper content, faster and more effective searching, enhanced personalization capability, a national technology platform, streamlined navigation and a new easier-to-use design.

INCREASED DEPTH OF LOCAL CONTENT - The Company is expanding its already leading local content, currently produced by approximately 145 local personnel, through added central resources as well as broadened third party relationships. A key element of this initiative is the integration of the recently acquired TicketWeb's event listings into Citysearch, as well as other efforts to make the Company's city guides the leading source of all event information on the Internet. Additional classified categories such as automotive and real estate

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verticals will join the site's already popular jobs vertical. Restaurant reviews from Zagat continue to be integrated pursuant to the Company's previously announced partnership with Zagat. The Company is also expanding its distribution of content, including functionality on wireless devices.

"CITYSEARCH THE BEST" - The Company recently launched "Citysearch the Best." This content and marketing initiative invites users to vote on leading local attractions such as the best restaurants, best bars and best music venues in their city. Voting is currently underway, resulting in approximately 1.6 million page views to date. The results from the local "Citysearch the Best" guides will be published in the Fall and then rolled up into a national launch of "Citysearch the Best."

LAUNCH OF CITYSEARCH LOS ANGELES - The Company plans to launch an owned and operated city guide in Los Angeles, the Company's hometown and currently the country's second largest Internet market as measured by number of adult users, in September of this year. The Company previously served this market through a partnership arrangement.

CONTENT SYNDICATION - Capitalizing on its leading local content, the Company continues to make progress in syndicating its content through revenue generating arrangements. Although currently a small overall contributor to revenue, the Company sees interest in purchasing its content increasing and recently entered into arrangements with American Express and Carlson Travel Network to syndicate its content on their sites.


INCREASED ADVERTISING REVENUE OPPORTUNITIES

NATIONAL/REGIONAL SALES - In 1999, the company grew its domestic city guides from 7 to 70, creating a national footprint that, when combined with its other businesses, reaches approximately 90% of the U.S. Internet population. In the past six months, the company has significantly increased its national and regional advertising sales effort, and it anticipates continuing to add to its resources in this area. With its national reach, the Company will aggressively sell advertising and sponsorships to large multi-location companies, allowing them an efficient way to target their local customers. While this effort is only approximately six months old, the Company has already established national advertising relationships with Kozmo and ARTISTdirect, Inc.

NEW CUSTOMER PRODUCTS - With its national presence, the Company is now able to offer more effective advertising products organized around vertical categories such as employment, automotive and real estate. Strong traffic growth and an increasingly sophisticated local customer base also enable the Company to offer new "media-only" advertising products whereby local advertisers pay for placement in Citysearch's city guide offering. Media-only advertising products such as premium placement and pay-for-placement, in addition to the Company's existing "bundled" website products, will allow the Company to offer local

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advertisers a full range of advertising options and is expected to lead to increased revenue opportunities. The Company is also making available more technologically enabled products for clients who want the ability to purchase advertising products and manage their accounts directly online.


IMPROVED SALES MODEL AND OPERATING EFFICIENCIES

INCREASED FOCUS ON NATIONAL AND VERTICAL SALES - To support CS21, the Company has increased its national sales organization and organized it around a regional and vertical selling model. This will allow capture of efficiencies created by the evolving sophistication of its clients and increased technology support tools. This combination of activities will result in the reduction of certain local sales personnel and associated support personnel, although the Company will continue to employ more than 150 people dedicated to local sales.

NEW TOOLS AND TECHNOLOGY - Citysearch has developed new technology tools that will allow the Company to service advertising clients more efficiently. For instance, a new tool allows Citysearch to capture and process website content electronically, minimizing the use of paper forms, and significantly reducing the time needed to process and build websites for Citysearch clients. The Company is also working to provide a "do-it-yourself" solution that will let businesses design their own web sites. The result will be a more efficient use of the Company's sales and support organization and greater value for its clients.


GREATER NATIONAL MARKETING LEVERAGE

INCREASED USE OF NATIONAL MEDIA - With its national footprint complete, the Company is increasingly able to leverage national media and promotional activity to promote its properties while maintaining a true local voice. For instance, the Company recently launched a national radio, online, and print campaign, "Make the most of your city." In support of its "Citysearch the Best" campaign, the Company has embarked on national marketing effort which includes geographically targeted online banners, key word buys, a local mix of radio, print and television media as well as a weekly sweepstakes promotion. The Company has also revamped its national newsletter program, with user clickthroughs averaging 25%.


INCREASED INTEGRATION ACROSS THE TMCS NETWORK

The Company intends to continue to integrate its network of websites and better leverage sales and promotions opportunities across all of its brands to help drive traffic. For instance, the Company has already begun including TicketWeb and 2b Technology offerings in its local city guides, and select city guides are now carrying ticketmaster.com's "Deal of the Week." In addition, cross traffic between the Company's various properties continues to grow.

ABOUT TICKETMASTER ONLINE-CITYSEARCH

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Ticketmaster Online-Citysearch (NASDAQ: TMCS) is the leading local network enabling people to get the most out of their city. Operating in cities worldwide, TMCS helps people find and plan what they want to do, and then take action, with local transactions functionality such as buying event tickets, making reservations, or meeting the right people to do things with - anytime, anywhere, on multiple devices. This integrated family of sites includes TICKETMASTER.COM, the world's number one online ticketing company; CITYSEARCH.COM, the leading local network; and MATCH.COM, the premier online matchmaking service. Located in Pasadena, California, TMCS is majority owned by USA Networks, Inc. (NASDAQ: USAI) and has equity investments in ACTIVE.COM, FAIRMARKET.COM, and FOODLINE.COM.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release contains forward-looking statements about Ticketmaster Online-Citysearch, Inc. (the "Company"), including those concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: the Company's lack of profitability and anticipation of continued losses; the Company's dependence on its relationship with Ticketmaster Corporation; control of the Company by USA Networks, Inc.; the potential for conflicts of interest between the Company and USA Networks, Inc.; possible future sales of the Company's securities by USA Networks, Inc.; risks associated with the integration of component companies; the Company's future capital needs and the uncertainty of additional financing; the unpredictability and potential fluctuations in future revenues and operating results; the fact that the Company competes in new and emerging markets; the Company's turnover rate; the Company's dependence on the continued growth of online commerce; and the Company's dependence on establishing and maintaining strategic relationships with local media companies. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Ticketmaster Online-Citysearch is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.

                                      # # #


FOR MORE INFORMATION:
MEDIA:
Nancy Scott Lyon, Ticketmaster Online-Citysearch, +1-626-660-2530; NANCY_LYON@CITYSEARCH.COM

INVESTORS:
Mary McAboy, Ticketmaster Online-Citysearch, +1-626-660-2858;
MMCABOY@CITYSEARCH.COM



Ticketmaster Online-Citysearch's corporate headquarters is located at 790 East Colorado Boulevard - Suite 200, Pasadena, California, 91101; +1-626-405-0050; fax +1-626-405-9929; INFO@CITYSEARCH.COM.


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                      Ticketmaster Online-CitySearch, Inc.
                      Condensed Consolidated Balance Sheet
                                 (in thousands)


                                                       June 30,          December 31,
                                                         2000                1999
                                                     -----------         -----------
                                                     (unaudited)
ASSETS
Current assets
 Cash and cash equivalents                            $  39,751           $  61,455
 Marketable securities available for sale                20,827              26,299
 Accounts receivable, net                                 7,180               6,546
 Other current assets                                     4,563               3,826
                                                     -----------         -----------
   Total current assets                                  72,321              98,126
 Property and equipment, net                             21,625              16,831
 Investments                                             21,145              23,085
 Goodwill and other intangible assets, net              650,437             662,921
 Other long term assets                                   3,358               3,706
                                                     -----------         -----------
   Total assets                                       $ 768,886           $ 804,669
                                                     ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                                     $   2,930           $   4,537
 Accrued expenses                                        10,966               9,100
 Other current liabilities                               10,939               6,936
                                                     -----------         -----------
   Total current liabilities                             24,835              20,573
Other liabilities                                         1,650               1,503
                                                     -----------         -----------
   Total liabilities                                     26,485              22,076
                                                     -----------         -----------

Stockholders' equity
 Common stock & additional paid in capital              973,808             920,198
 Accumulated deficit                                   (231,342)           (137,413)
 Accumulated other comprehensive loss                       (65)               (192)
                                                     -----------         -----------
   Total stockholders' equity                           742,401             782,593
                                                     -----------         -----------
  Total liabilities and stockholders' equity          $ 768,886           $ 804,669
                                                     ===========         ===========





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                      Ticketmaster Online-CitySearch, Inc.
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)


                                                 Actual            Actual            Actual            Actual
                                              ------------      ------------      ------------      ------------
                                              3 Mos. Ended      3 Mos. Ended      6 Mos. Ended      6 Mos. Ended
                                                06/30/00           06/30/99         06/30/00          06/30/99
                                              (unaudited)       (unaudited)       (unaudited)       (unaudited)
                                              ------------      ------------      ------------      ------------
Revenues
 Ticketing operations                          $  40,048         $  17,792         $  68,680         $  27,178
 City guide and related                           17,053             6,559            31,431            12,112
 Sponsorship and advertising                       4,300             1,177             7,810             2,209
                                              ------------      ------------      ------------      ------------
  Total revenues                                  61,401            25,528           107,921            41,499
                                              ------------      ------------      ------------      ------------

Operating costs and expenses
 Ticketing operations                             30,112            13,455            51,538            20,307
 City guide and related                           13,398             5,861            26,129            10,469
 Sales and marketing                              18,285             9,379            35,951            15,578
 Research and development                          1,580             1,605             3,268             3,538
 General and administrative                        6,904             3,291            12,760             5,907
 Amortization of goodwill and other
 intangibles                                      35,696            13,713            70,271            25,689
 Merger and other transaction costs                    0             2,100                 0             2,771
                                              ------------      ------------      ------------      ------------
  Total costs and expenses                       105,975            49,404           199,917            84,259
                                              ------------      ------------      ------------      ------------

Loss from operations                             (44,574)          (23,876)          (91,996)          (42,760)
Interest income, net                                 692             1,037             1,792             2,237
Equity in loss of unconsolidated
affiliates                                          (454)                0            (2,580)                0
Other income / expense                              (278)                0              (278)                0
                                              ------------      ------------      ------------      ------------
Loss before income taxes                         (44,614)          (22,839)          (93,062)          (40,523)
Income tax provision                                 691                77               865               134
                                              ------------      ------------      ------------      ------------
Net loss                                       ($ 45,305)        ($ 22,916)        ($ 93,927)        ($ 40,657)
                                              ============      ============      ============      ============
Basic and diluted net loss
 per share                                     ($   0.52)        ($   0.31)        ($   1.09)        ($   0.56)
                                              ============      ============      ============      ============
Shares used to compute basic and
 diluted net loss per share                       86,753            72,926            86,081            72,249
                                              ============      ============      ============      ============

Supplemental Financial Information (a)

EBITDA (b)                                     ($  6,673)        ($  9,190)        ($ 17,536)        ($ 15,223)
                                              ============      ============      ============      ============

EBITDA before merger and other
 transactions costs (c)                        ($  6,673)        ($  7,090)        ($ 17,536)        ($ 12,452)
                                              ============      ============      ============      ============

Basic and diluted net loss per share,
  excluding amortization of goodwill
  and equity in loss of unconsolidated
  affiliates                                   ($   0.11)        ($   0.13)        ($   0.24)        ($   0.21)
                                              ============      ============      ============      ============


Notes:

  a) The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical and pro forma financial information presented in accordance with GAAP.

  b) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excludes equity in loss of unconsolidated affiliates and other income/expense.

  c) EBITDA before merger and other transaction costs excludes non-recurring charges associated with certain transactions which were not completed.